EXHIBIT 10-20



                 NEW YORK STATE ELECTRIC & GAS CORPORATION
             DEFERRED COMPENSATION PLAN - DIRECTOR SHARE PLAN


1.   Effective Date.

     New York State Electric & Gas Corporation (hereinafter called the "Company") hereby establishes a deferred compensation plan (hereinafter called the "Plan") and is the Plan Sponsor.
The Plan will permit directors of the Company who participate in the Director Share Plan (the "Share Plan") and who elect to participate herein to defer receipt of payments that otherwise would be due at the time specified in Article VII.B of the Share Plan. The Plan is effective January 1, 1997, and will continue in effect from year to year thereafter unless previously terminated or modified by the Company. Any capitalized term that is used herein and not defined herein shall have the meaning given to it in the Share Plan.

     All directors of the Company who participate in the Share Plan are entitled to participate in the Plan. Election to participate in the Plan shall be evidenced by the execution and delivery of a deferred compensation agreement (the "Agreement").

     In the case of directors who were first elected to the Board prior to January 1, 1996, and who elect to cease participating in the Prior Plan, any executed Agreement that covers the one-time grant of Phantom Shares (and related Dividend Phantom Shares) must be delivered to the Company at the time the election to cease participating in the Prior Plan is delivered to the Company. In the case of such directors, any executed Agreement that covers any quarterly grants of Phantom Shares (and related Dividend Phantom Shares) must be delivered to the Company prior to January 1st of the calendar year in which the grants are to be made, except that any executed Agreement that covers the quarterly grants of Phantom Shares (and related Dividend Phantom Shares) that are to be made during 1997 must be delivered to the Company at the time the election to cease participating in the Prior Plan is delivered to the Company.

     In the case of any other director, any executed Agreement that covers any quarterly grants of Phantom Shares (and related Dividend Phantom Shares) must be delivered to the Company prior to the later of (i) January 1st of the calendar year in which the grants are to be made and (ii) the 31st day following the day that the director becomes a participant in the Share Plan.

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2.   Plan Administrator.

     The Plan Administrator is the Company.


3.   Continuing Effectiveness of Elections.

     Once a director has made an election to defer amounts due with respect to the quarterly grants of Phantom Shares (and related Dividend Phantom Shares), the deferral election shall apply to amounts that are received with respect to all quarterly grants of Phantom Shares (and related Dividend Phantom Shares) that are attributable to service on or after the date specified in the Agreement. However, a director may elect to terminate deferral by executing and delivering to the Company a Notice of Termination of Election (a "Notice"), in which event the deferral election shall not apply to amounts that are received with respect to any quarterly grants of Phantom Shares (and related Dividend Phantom Shares) that are made in a calendar year that commences after the delivery to the Company of the Notice. Such a director may re-elect to have deferral apply by executing and delivering to the Company a new Agreement, in which case deferral shall be applicable to amounts attributable to quarterly grants of Phantom Shares (and related Dividend Phantom Shares) that are made in calendar years that commence subsequent to the calendar year in which the new Agreement is executed and delivered to the Company.


4.   Payment of Amounts Deferred.

     After the director ceases to serve as a director of the Company for any reason, the accumulated amount deferred by a director, with interest thereon from the tenth day of the calendar month next following the calendar month in which the director ceases to serve as a director of the Company, shall be paid to the director in up to ten yearly installments that are in such percentages as the director shall elect. Such election must be made at the time that the director elects for the first time to participate in the Plan. A director may change, but only with the Company's consent, his election of payment terms by executing and delivering to the Company a new payment terms election. However, no such change shall be effective during the one-year period beginning with the day the director executes a new payment terms election. If, during such one-year period, the director becomes entitled to receive a payment or payments under the Plan pursuant to the director's last effective payment terms election, said last effective payment terms election shall remain in full force and effect and the new election shall be null and void. Only one payment terms election shall be effective for a director at any time.


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5.   Other Provisions.

     The Company reserves the right to terminate or modify the Plan by action of the Board of Directors of the Company. Any such termination or modification shall not affect rights previously accrued. A director's rights and benefits under the Plan may not be assigned, pledged or encumbered by the director or the estate or beneficiary of the director.


6.   Funding.

     There shall be no funding of any amounts to be paid pursuant to this Plan; provided, however, that the Company, in its discretion, may establish a trust to pay such amounts, which trust shall be subject to the claims of the Company's creditors in the event of the Company's bankruptcy or insolvency; and provided, further, that the Company shall remain responsible for the payment of any such amounts which are not so paid by any such trust.